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FORM 4                                                      OMB APPROVAL
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                                                    OMB Number:        3235-0287
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response.......0.5
                                                    ----------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Barnard,        Glen                            Kaufman and Broad Home Corporation (KBH)        Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
 10990 Wilshire Boulevard, Suite 800              Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         July 1999          ----        title ---       below)
                 (Street)                                                 ------------------                below)
 Los Angeles,       CA               90024                                5. If Amendment,               Sr. Vice President
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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 Common Stock $1.00 Par Value      (1)    M(1)          43,666    A(1)
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 Common Stock $1.00 Par Value      (1)    S(1)          37,606    D(1)   $21.9484         11,343                 D
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                                                                                             500                 I
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (8/96)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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 Employee Stk. Options                                                                             Common
 (right to buy)              $12.380       (1)      M(1)                6,000    (2)    9/27/10    Stock      6,000
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 Employee Stk. Options                                                                             Common
 (right to buy)              $14.560       (1)      M(1)                6,000    (2)    1/24/11    Stock      6,000
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 Employee Stk. Options                                                                             Common
 (right to buy)              $13.125       (1)      M(1)               16,666    (3)    9/25/11    Stock     16,666
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 Employee Stk. Options                                                                             Common
 (right to buy)              $21.590       (1)      M(1)               15,000    (3)    12/4/12    Stock     15,000
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 Employee Stk. Options                                                                             Common
 (right to buy)              $21.9464    7/30/99    A(4)   V   37,606          7/30/99  7/29/14    Stock     37,606
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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 Employee Stk. Options
 (right to buy)                   4,000                     D
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 Employee Stk. Options
 (right to buy)                   4,000                     D
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 Employee Stk. Options
 (right to buy)                   8,334                     D
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 Employee Stk. Options
 (right to buy)                  30,000                     D
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 Employee Stk. Options
 (right to buy)                  37,606                     D
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Explanation of Responses:
     Please see attached continuation sheet.
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                             Kimberly N. King
                                                                                             Attorney-in-Fact for
                                                                                             Glen Barnard

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                     (8/96)


   ------
   FORM 4
   ------
(Continuation)

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

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 1.  Name and Address of Reporting Person                        2. Issuer Name and Ticker or Trading Symbol

     Barnard,      Glen                                             Kaufman and Broad Home Corporation (KBH)
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     (Last)       (First)     (Middle)                                               4.  Statement for Month/Year

     10990 Wilshire Boulevard., Suite 800                                                     July 1999
-------------------------------------------------                                 -----------------------------------
                 (Street)

     Los Angeles,       CA       90024
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     (City)           (State)     (Zip)

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EXPLANATION OF RESPONSES (continued):

     (1)  Broker-assisted exercise/sale pursuant to registrant's Executive Stock Ownership Policy which requires reporting person within the next 2 years to own shares of common stock with a value equal to two times (2x)
          his annual salary, and to maintain such share ownership throughout his employment. (See registrant's
          August 10, 1999 press release). Exercise/sale occurred over 9 trading days in July 1999 (July 20, 21, 22,
          23, 26, 27, 28, 29 and 30). Shares were sold solely to cover tax liability and exercise prices; sales price is a blended average sales price.

     (2)  Options vest(ed) in 20% increments each year on the anniversary of date of grant, with full vesting occurring on the fifth (5th) anniversary of the date of grant.

     (3)  Options vest(ed) in 33 1/3% increments each year on the anniversary of date of grant, with full vesting occurring on the third (3rd) anniversary of the date of grant.

     (4)  Fair market value replacement options awarded under issuer's 1988 Employee Stock Plan in accord with registrant's Executive Stock Ownership Policy. Number of options awarded is limited to shares sold to pay tax liability and exercise prices.

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